UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2015

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 12, 2015, P. H. Glatfelter Company (the “Company”) reported that it and certain of its subsidiaries as borrowers (together with the Company, the “Borrowers”) and certain of its subsidiaries as guarantors entered into a $400 million revolving credit facility as part of a Second Amended and Restated Credit Agreement dated March 12, 2015 (the “Credit Agreement”) with certain banks as lenders (the “Banks”), PNC Bank, National Association, as administrative agent for the Banks (the “Agent”), PNC Capital Markets LLC, J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A. and HSBC Bank USA, N.A., as co-syndication agents (the “Syndication Agents”) and Cobank, ACB, Bank of America, N.A. and Manufacturers and Traders Trust Company, as co-documentation agents (the “Documentation Agents”).

Pursuant to the Credit Agreement, the Borrowers may borrow, repay and reborrow multi-currency revolving credit loans (the “Revolving Loans”) in an aggregate principal amount not to exceed $400 million outstanding at any time (the “Revolving Facility”). In addition, the Borrowers may request (i) letters of credit in an aggregate face amount not to exceed $30 million; and (ii) Swing Loans (as defined in the Credit Agreement) in an aggregate principal amount not to exceed $30 million. Borrowings under the Credit Agreement will be available in United States dollars, Euros, British Pound Sterling, and Canadian dollars. Under the Credit Agreement, the Borrowers also have the option to request of the Agent, subject to the approval of the Banks, that the maximum principal amount of the Revolving Facility be increased from $400 million up to a maximum of $550 million. Borrowings under the Credit Agreement are unsecured.

The Borrowers are permitted to use borrowings under the Credit Agreement to repay existing indebtedness, for general corporate purposes, working capital needs and to finance future permitted acquisitions.

Borrowing rates for the Revolving Loans are determined at the Borrowers’ option at the time of each borrowing as follows: for all US dollar denominated borrowings, the borrowing rate is either, (a) the bank’s base rate which is equal to the greater of i) the prime rate; ii) the federal funds rate plus 50 basis points; or iii) the daily Euro-rate plus 100 basis points plus an applicable spread over either i), ii) or iii) ranging from 12.5 basis points to 100 basis points based on the Company’s leverage ratio and its corporate credit ratings determined by Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. (the “Corporate Credit Rating”); or (b) the daily Euro-rate plus an applicable margin ranging from 112.5 basis points to 200 basis points based on the Company’s leverage ratio and the Corporate Credit Rating. For non-US dollar denominated borrowings, interest is based on (b) above.

All Swing Loans will bear interest at a rate to be agreed upon by the Agent and the Company. In addition, the Borrowers are required to pay customary commitment fees in connection with the unused portion of the Revolving Facility and customary fees for the use of letters of credit.

Interest accrued on outstanding amounts will be payable at varying dates but in no event less frequently than quarterly. All principal outstanding and accrued interest under the Credit Agreement will be due and payable on March 12, 2020.

The Borrowers have the right to prepay the Revolving Loans in whole or in part without premium or penalty with prior notice.

The Credit Agreement contains representations, warranties, covenants and events of default customary for financings of this type. If an event of default occurs and is continuing, then the Agent may declare outstanding obligations under the Credit Agreement immediately due and payable. In addition, the Borrowers are obligated to maintain a maximum ratio of consolidated total net debt to consolidated adjusted EBITDA and a minimum ratio of consolidated EBITDA to consolidated interest expense. The Credit Agreement also contains covenants limiting the ability of the Borrowers and subsidiary guarantors to (i) incur debt and guaranty obligations, (ii) incur liens, (iii) make loans, advances, investments and acquisitions, (iv) merge or liquidate, or (v) sell or transfer assets.

In addition to their functions under the Credit Agreement, the Agent, Syndication Agents and Documentation Agents perform certain general banking services for the Company. All services provided to the Company by the Agent and Syndication Agents have been provided to the Company on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

The description of the agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is filed herewith:

10.1*	Second Amended and Restated Credit Agreement, dated as of March 12, 2015, by and among the Company, certain of its subsidiaries as borrowers and certain of its subsidiaries as guarantors and PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, J.P. Morgan Securities LLC and HSBC Bank USA, N.A., as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A. and HSBC Bank USA, N.A., as co-syndication agents, and Cobank, ACB, Bank of America, N.A. and Manufacturers and Traders Trust Company, as co-documentation agents.

*	Confidential treatment has been requested for certain portions thereof pursuant to a confidential treatment request filed with the Commission on March 16, 2015. Such provisions have been filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

March 16, 2015	By:	/S/ Kent K. Matsumoto
		Name:	Kent K. Matsumoto
		Title:	Vice President, General Counsel & Corporate Secretary